EXHIBIT 10.2

EMPLOYMENT AGREEMENT

BETWEEN

SPORTING MAGIC, INC.

AND

SEAN GARBER

March 1, 2002

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of March, 2002 by and between (i) SPORTING MAGIC, INC., a Delaware corporation with its principal place of business located at 6430 Cobble Lane, Harrison, Tennessee 37341 (the “Company”) and (ii)SEAN GARBER (Social Security Number             ), an individual having his principal place of business at 3600 Chamberlain Lane, Suite 826, Louisville, Kentucky 40241 (the “Executive”).

AGREEMENT:

NOW, THEREFORE, in consideration of the recitals and mutual promises contained herein, the parties agree as follows:

ARTICLE 1

Employment, Term and Duties

1.1    Employment.

The Company hereby employs Executive, and Executive accepts employment by the Company, and agrees to serve the Company upon the terms and conditions hereinafter set forth.

1.2    Term.

The Term (as hereinafter defined) of Executive’s employment shall commence as of the date of this Agreement (the “Commencement Date”) and shall end five years thereafter unless Executive’s employment terminates prior thereto as provided in Article 3 (the “Initial Term”) (each twelve month period corresponding to the anniversary of the Commencement Date shall constitute a “Year” during the Term). Executive’s employment pursuant to this Agreement shall be automatically renewed for consecutive additional periods of twelve months each (collectively, the “Renewal Terms”) upon the expiration of the Initial Term and for each one year Renewal Term thereafter (the Initial Term plus all Renewal Term(s) are collectively referred to as the “Term”), unless at least 90 days prior to the expiration of the Initial Term or any Renewal Term, the Company or Executive gives written notice to the other that the Term will end at the expiration of such period. At the end of the Term, the provisions of Articles 1, 2 and 3 shall no longer be applicable; however, the other provisions of this Agreement shall remain in full force and effect.

1.3    Duties; Standard of Services.

During the Term, Executive shall be employed by the Company as its “Executive Vice President“ and shall provide such services as are consistent with those generally provided by senior executive officers in charge of sales, including, but not limited to, supervision of the sales force, the development of a sales program and administrative supervision and oversight, all subject to the review and directions of, and reporting to, the Company’s Chief Executive Officer. In addition, the Company shall use its best efforts to nominate Executive to the Board of Directors (the “Board”). A letter stating such nomination and support of nomination, from Danny F. Cooke and William B. Hensley, shall be provided to the Board so as to enable Executive to serve on the Board for a period of three years, commencing as soon as practicable following the date hereof. Executive shall (a) perform Executive’s duties hereunder effectively, diligently and to the best of Executive’s skill and ability; (b) use Executive’s reasonable best efforts, skill and ability to promote the interests of the Company; and (c) perform all duties that may be required of Executive by virtue of Executive’s position as a member of the executive management team of the Company, and (d) shall be employed by the Company on a full-time basis with attention and efforts to the business and affairs of the Company.

ARTICLE 2

Compensation, Benefits and Stock Grant

2.1    Compensation and Benefits.

For the services to be rendered by Executive hereunder, the Company shall, during the Term, pay compensation and provide benefits to Executive as follows:

(a)    Salary.

Executive’s Salary (“Salary”) shall be as follows: a minimum guarantee of $140,000 during Year One of the Initial Term; a minimum guarantee of $150,000 during Year Two of the Initial Term; a minimum guarantee of $160,000 during Year Three of the Initial Term; a minimum guarantee of $180,000 during Year Four of the Initial Term; and a minimum guarantee of $200,000 during Year Five of the Initial Term, in each case to be paid in a manner and at a time consistent with the other key executives of the Company, less any withholdings of tax or other amounts required by law with respect to Executive’s Salary, Bonus Opportunity, or other forms of compensation and/or benefits. Executive’s Salary and Bonus Opportunity for any Renewal Term(s) shall be mutually negotiated between Executive and the Company.

(b)    Site of Employment; Possible Relocation.

Executive’s primary site of business shall remain in Louisville, Kentucky. The Company shall hire such additional personnel, and will otherwise provide suitable funds and resources, as the Company deems reasonably necessary, in order to assist Executive in the performance of Executive’s duties from Louisville, Kentucky. In the event that the Company, by mutual agreement by Executive, requires Executive to operate out of a site which is greater than 50 miles from Louisville, Kentucky, the Company shall reimburse Executive for: (i) actual reasonable moving expenses for the move of Executive and his household from the Louisville, Kentucky area to such new location, (ii) up to 6 months of actual reasonable living expenses for temporary housing (or such shorter time until Executive has purchased a house or entered into a lease for an apartment or house with a term of at least one year), and (iii) real estate sales commission on the sale of his residence in Louisville, Kentucky.

(c)    Participation in Benefits Plans.

During the Term, Executive shall be eligible to participate in all of the Company’s benefit plans or programs that have been established for executive officers of the Company at the same level as Executive, to the extent that Executive meets the requirements for each individual plan. A Bonus Opportunity for the Executive shall be established within 30 days of the execution of this Agreement. The Bonus Opportunity shall be based on Performance Management Objectives as established by the Company’s senior management and Board. The Executive shall be eligible to receive a minimum of 40% of his applicable base salary as his Bonus Opportunity. Such Bonus Opportunity will be waived for a period of two years when the growth incentive plan, as set forth in 2.1(e), is implemented by the Company. Notwithstanding the above, the Executive shall be eligible for any discretionary bonus as determined by the Company’s Compensation Committee and/or Board of Directors. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto.

(d)    Other Rights.

During the Employment Term, Executive shall:

(1)    be entitled to four weeks’ paid time off in each calendar year and paid sick leave consistent with other senior executives of the Company. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive employees;

(2)    be eligible for consideration by the Board of Directors of the Company for awards of stock options under any stock option plan that may be established by the Company for its key employees, the amount, if any, of shares with respect to which options may be granted to Executive to be in the sole discretion of the Board of Directors of the Company; and

(3)    be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the policies of the Company.

Nothing paid to the Executive under any employee benefit plan or similar arrangement shall be deemed to be in lieu of Salary, bonus compensation or growth incentive opportunity compensation which is, or may be payable to Executive, pursuant to the terms of this Agreement.

(e)    Incentive Compensation.

During the Term, Executive shall be eligible to participate in all of the Company’s incentive compensation plans and arrangements. For the first two years of this Agreement, the

Executive shall be eligible for a growth incentive plan. Specifics for the growth incentive plan have yet to be established but shall be established within 30 days of the execution of this Agreement. Notwithstanding the above, the growth incentive plan applicable to Executive shall be based on and limited to the Company’s sales to include: Blue Sky Graphics/Next, CMJ Ventures, and either (i) American Licensed Products (“ALP”), if acquired by the Company, or (ii) if ALP is not acquired by the Company within three months from the date hereof, a different entity later acquired by the Company with net revenues for the year ended December 31, 2001 that are within 10% of ALP’s net revenues for the same period. Further, the Executive will earn an incentive of Company common stock and/or options to acquire Company common stock and/or cash at the rate of three percent for all the Company’s incremental sales in excess of prior year sales. The structure of the growth incentive plan payout shall be up to 25% cash with the remainder to be in the form of Company common stock and/or options to acquire Company common stock. In the first year, the baseline for prior year sales, for all companies identified above, shall be March 15, 2002; the second year baseline for the companies’ prior year sales shall be March 15, 2003.

(f)    Automobile Expense.

The Company shall pay to Executive on a monthly basis an automobile allowance in the amount of $1,000. Executive shall insure, at his expense, his automobile and provide proof thereof if requested.

(g)    Indemnification; Errors and Omissions Insurance Coverage as a Director.

Absent gross negligence or willful conduct, the Company shall, to the fullest extent under applicable law, indemnify and hold Executive harmless (including, but not limited to, reasonable attorney’s fees) from and against all claims that may be threatened and/or asserted against Executive arising from Executive’s functions as an officer and/or executive of the Company or in any other capacity as directed by the Company. In addition, to the fullest extent reasonably possible, Executive shall be covered as an executive officer and/or Director under the terms and conditions of the Company’s errors and omissions insurance policy, as the same may be in effect from time to time, consistent with coverage for the other executive officers and/or Directors of the Company.

ARTICLE 3

Termination of Employment

3.1    Termination of Executive’s Employment.

The Term shall earlier terminate, and Executive’s employment with the Company shall terminate, upon the first to occur of the following events:

(a)    Death.

The death of Executive.

(b)    Disability.

Executive is under a “disability” which, for purposes of this Agreement, shall mean a physical or mental condition which, at such time, either (i) renders Executive incapable of performing Executive’s duties as provided by Section 1.3 hereof in a manner reasonably satisfactory to the Company, and which continues for a period of more than 180 days (whether or not consecutive) during any 360-day period; (ii) results in Executive being eligible for long-term disability benefits under any long-term disability program provided by the Company or any disability income insurance policy under which Executive is an insured; or (iii) results in Executive being eligible for long-term disability benefits under the Social Security Act.

(c)    For Cause.

The Company reasonably determines that Executive shall be discharged for “Cause,” which for purposes of this Agreement shall include the following:

(1)    Embezzlement, defalcation or other fraudulent or dishonest acts by Executive;

(2)    Conviction of Executive for a crime involving moral turpitude;

(3)    A material breach of any term, provision, representation or warranty of Executive under this Agreement; or

(4)    Any material continued misconduct by Executive in the performance of Executive’s duties as defined in Section 1.3 hereunder, or any material continued neglect or failure to act by Executive in the satisfactory performance of Executive’s duties hereunder. Notwithstanding the foregoing, if any material breach, misconduct, neglect or failure to act as described in Subsections 3.1(c)(3) or 3.1(c)(4) above is reasonably capable of remedy, a written notice and an opportunity to cure such material breach, misconduct, neglect or failure to act shall be afforded Executive and, in such event, Cause shall exist for Executive’s discharge only if (i) Executive shall fail to cure such material breach, misconduct, neglect or failure to act within thirty days after notice or (ii) if such material breach, misconduct, neglect or failure to act is timely cured, Executive shall thereafter repeat such material breach, misconduct, neglect or failure to act or any substantially similar material breach, misconduct, neglect or failure to act shall occur.

(d)    Resignation by Executive.

Executive shall provide the Company with at least 30 days prior written notice of his resignation (such 30 day period to be referred to hereinafter as the “Notice Period”).

3.2    Termination of Employment During the Term.

(a)    Termination During Term For Cause or by Voluntary Resignation.

If, prior to the expiration of the Term, Executive’s employment is terminated for Cause or by voluntary resignation, Executive shall only be entitled to receive Executive’s Salary up to the time of such termination.

(b)    Termination for Death or Disability.

If, prior to the expiration of the Term, Executive’s employment is terminated due to death as provided in Section 3.1(a) hereof or disability as provided for in Section 3.1(b) hereof, Executive shall be entitled to receive (i) any accrued and unpaid benefits as of the date of death or disability, (ii) any accrued and unpaid Salary as of the date of death or disability and (iii) continued payment of Executive’s Salary for a period of six months thereafter.

(c)    Termination During Term Other Than For Cause, Death or Disability.

If Executive’s employment with the Company is terminated prior to the expiration of the Term as a result of a termination without Cause, Executive (or Executive’s estate or personal representative, as applicable) shall be entitled to receive:

(1)    any accrued and unpaid benefits as of the date of termination;

(2)    any accrued and unpaid Salary as of the date of termination;

(3)    A severance amount equal to the greater of (i) two years of Executive’s then applicable Salary or (ii) any amount of Executive’s Salary remaining during the Term of this Agreement (“Severance Amount”).

(d)    Payment of Severance Amount.

Upon the termination of Executive’s employment by the Company without Cause, 25% of any Severance Amount due Executive shall be paid to Executive prior to or on the thirtieth (30th) day following Executive’s termination. Executive shall receive the remaining 75% of the Severance Amount in monthly payments over the greater of (i) the remainder of the Term (as if executive was still employed by the Company) or two (2) years (in equal monthly installments). These monthly payments shall serve as consideration for the non-competition obligations binding upon Executive during the Restricted Period, as set forth below in Section 4.1(c).

(e)    Limitation of Payments Upon Termination.

Except as otherwise provided in Sections 3.2(b) and 3.2(c) hereof, the Company shall have absolutely no obligation to make any payments to, or have any other obligations or liability to, Executive or to Executive’s estate, personal representative, heirs or beneficiaries upon expiration of the Term or upon the sooner termination of the Term pursuant to Section 3.1 hereof.

(f)    Right of Set-Off Upon Termination.

Upon expiration of the Term, termination of Executive’s employment prior to the expiration of the Term pursuant to any provisions of Section 3.1 hereof, or discovery of a Termination Event (that has occurred prior to termination of the Notice Period) by the Company after Executive’s voluntary resignation or termination without Cause, the Company shall have the right to set-off any amounts due to the Company by Executive against such amounts as may be owed to Executive by the Company.

(g)    Options and Warrants.

In the event of Executive’s termination by death, disability, without Cause or voluntary resignation, Executive shall be entitled to all options and warrants then vested; provided, however, that such options and/or warrants shall expire on the 90th day following Executive’s termination.

ARTICLE 4

Confidentiality, Non-Solicitation and Non-Competition Provisions; Fiduciary Duties

4.1    Covenants of Executive.

As a material condition of Executive’s employment by the Company, Executive agrees to the following restrictions, limitations and provisions:

(a)    Confidentiality.

From and after the date hereof, neither Executive nor any Affiliate (as defined in Section 5.1) of Executive (“Executive Affiliate”) shall communicate, divulge or use for the benefit of Executive, any Executive Affiliate or any other person, partnership, corporation, limited liability company or other entity, other than the Company or an Affiliate of the Company (“Company Affiliate”), any business secrets, blueprints or engineering data, manuals of instructions, reports, business plans, business strategies, budgets, financial and accounting information, systems coding and passwords, personnel information, account information records, product plans, software, or any other confidential or proprietary information or trade secrets of the Company, or any client of the Company, or of any Company Affiliates, of any type or description, whether written or not (“Confidential Information”); provided, however, that the provisions of this Section 4.1(a) shall not apply to any Confidential Information which is in the public domain for a reason other than the negligence, omission or willful misconduct of Executive or an Executive Affiliate, or disclosures which are required by law or by a court of competent jurisdiction. Furthermore, Executive and all Executive Affiliates shall fully comply with the provisions of all confidentiality and restrictive covenant agreements entered into by the Company or any Company Affiliates in the course of their business dealings with any sellers of businesses, brokers, investment bankers, actuarial or other consultants, financial institutions or third party providers of services or goods to the Company or any Company Affiliates. Upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all manuals, reports, business plans, product plans, blueprints or engineering data, records, data, software and other documents and information in Executive’s possession which constitute or contain Confidential Information, including all copies and reproductions of any such Confidential Information whether stored in written form, photographic form, by means of any electronic, magnetic, laser or other computer or data processing media, or otherwise.

(b)    Non-Solicitation of Employees.

During Executive’s term of employment and for either (i) one year from the date of Executive’s termination for Cause or voluntary resignation or (ii) that period of time in which the Company is obligated to make monthly payments to Executive under Section 3.2(d) hereof (the “Restricted Period”), neither Executive nor any Executive Affiliate shall entice or induce, directly or indirectly, any other employees of the Company or any Company Affiliate to leave the employ of the Company or any Company Affiliate to work with Executive, any Executive Affiliate, or with any person, partnership, limited liability company, corporation or other entity with whom Executive or any Executive Affiliate is or becomes affiliated, or hire any such person.

(c)    Non-Compete Restrictions.

During the Restricted Period, neither Executive nor any Executive Affiliate, shall (i) within a 100 mile radius of each of Wabash, Indiana, Louisville, Kentucky, Chattanooga, Tennessee or within 100 miles of any other location in which the Company sells products or renders services or proposes to sell products or render services, own, manage, operate, join, control or participate, directly or indirectly, in the ownership, management, operation or control of, or be connected as an officer, director, consultant, employee, member or partner of, or otherwise permit Executive’s or and Executive Affiliate’s name or goodwill to be used in connection with, or, in any event, engage in any business activity otherwise directly or indirectly competitive with the Business (as hereinafter defined) of the Company or any Company Affiliate conducted at any time during the Term or (ii) interfere with the Company’s or any Company Affiliate’s business relationships with any of its customers to any extent. For purposes of this Agreement, the “Business” of the Company is defined as the design, development, marketing and distribution of branded promotional products and imprinted sportswear (collectively, the “Products and Services”).

4.2    Reasonableness of Scope and Duration.

The parties hereto agree that the confidentiality, non-solicitation and non-competition covenants and agreements contained in Section 4.1 are, taken separately and as a whole, reasonable in their scope and duration, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants. The provisions of this Article 4 shall survive the termination of Executive’s employment with the Company.

4.3    Cumulative Remedies.

Executive agrees that, in addition to all other rights and remedies which may be available to the Company because of any breach by Executive of any of the provisions of Section 4.1 hereof, the Company may not be adequately compensated by damages, and Executive agrees that the Company shall be entitled, in addition to all other remedies, to injunctive relief and specific performance of this Agreement.

4.4    Conflicts of Interest; Fiduciary Obligations; Disparagement.

Neither Executive nor any Executive Affiliates shall engage in any activity which is (or has the potential to be) in conflict with the interests of the Company or any Company Affiliates, or which is inconsistent with the highest fiduciary standards and duties. In this regard, but not by way of limitation, Executive and all Executive Affiliates (i) shall not engage in any paid or unpaid work activities which have not been approved in advance by the Board; (ii) shall not benefit personally from dealings of the Company or Company Affiliates with others (through the acceptance of gifts of more than nominal value, loans under any terms or conditions, entertainment beyond customary trade practices, or otherwise); (iii) shall present to the Company, and permit the Company to take, separately or with others and, if deemed advisable to the Company, to the exclusion of Executive, any particular business opportunity of a character which could be taken by the Company; and (iv) shall not misrepresent Executive’s credentials or any Products and Services of the Company or any Company Affiliates. Furthermore, at no time during or after the Term shall Executive or any Executive Affiliate utter, issue or circulate any false, inappropriate or disparaging statements, remarks or rumors about the Company, its Directors, other executives, customers, or any of their Affiliates, or about any actual or potential competitors of any of such parties. Similarly, at no time during or after the Term shall the Company, its Directors, other executives or representatives utter, issue or circulate any false, inappropriate or disparaging statements, remarks or rumors about Executive or any Executive Affiliate.

4.5    Separate Covenants.

The covenants and agreements contained in this Article 4 are intended by the parties to be separate and distinct from any similar covenants and agreements which may be set forth in any shareholder, buy-sell, cross-purchase or other agreements among any two or more of Executive, the Company or others (whether executed contemporaneously with, or any time after, the execution of this Agreement), and are intended to be enforceable independently of such other covenants and agreements.

ARTICLE 5

Miscellaneous Provisions

5.1    Affiliate.

For all purposes hereof, the term “Affiliate” with respect to any party shall mean (i) any person, corporation, partnership, trust, limited liability company or other entity controlling, controlled by, or under common control with, such party and (ii) any shareholder, officer, director, partner, director, trustee, beneficiary, member, manager, employee, agent, or relative by blood or marriage of such party or of any person, corporation, partnership, trust, limited liability company or other entity controlling, controlled by, or under common control with, such party.

5.2    Binding Agreement.

This is a contract for personal services by Executive and shall not be assigned by Executive. Except as above provided, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. The term “Company,” as used in this Agreement, shall also include any successors or assigns of the Company, or any surviving partnership, corporation, limited liability company or other entity to any merger, consolidation or combination of the Company with any other, partnership, corporation, trust, limited liability company or other entity.

5.3    Waiver.

The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

5.4    Entire Agreement; Amendment.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or arrangements, written or oral, related to its subject matter. This Agreement may not be changed orally and may be changed only by an amendment in writing signed by Executive and specifically considered and approved by the Board.

5.5    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it shall be determined at any time by any court of competent jurisdiction that any provision of this Agreement or any portion thereof is unreasonably restrictive or unenforceable, then such portions as shall have been determined unreasonably restrictive or unenforceable shall thereupon be deemed to be so amended as to make such restrictions reasonable in the determination of such court, and the provisions, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement and that the same, taken as a whole, are fair and reasonable.

5.6    Notices.

(a)    Delivery of Notices.

All notices, demands, requests, offers, counteroffers or other communications required or permitted under this Agreement shall be in writing and either (i) delivered by personal delivery to such intended recipient, which personal delivery shall be evidenced by a written receipt therefore signed by such recipient; (ii) sent by United States certified, registered or express mail, return receipt requested, postage prepaid, or by reputable express delivery service (such as Federal Express, UPS, Airborne, Purolator, or DHL), fees prepaid, addressed to the intended recipient thereof, at the address listed for such party below, or at such other address as such party shall furnish in writing to the other parties to this Agreement; or (iii) transmitted by fax to such intended recipient at the fax number listed for such party below (or such other fax number as such party shall furnish in writing to the other parties to this Agreement), receipt of which transmission shall be confirmed by such recipient.

If to the Company:    Sporting Magic, Inc.

  6430 Cobble Lane

  Harrison, TN 37341

  Attention: Danny F. Cooke, Chairman

  Fax: (423) 344-6644

  With a copy of each to:

  Robert H. Friedman

  Olshan Grundman Frome Rosenzweig

      & Wolosky LLP

  505 Park Avenue

  New York, New York 10022

  and

  W. Scott McGinness, Jr.

  Miller & Martin LLP

  Suite 1000, Volunteer Building

  832 Georgia Avenue

  Chattanooga, TN 37402

If to Executive:          Mr. Sean Garber

  3600 Chamberlain Lane

  Suite 826

  Louisville, Kentucky 40241

  Fax: (502) 292-0586

With a copy to each of:

  Steven A. Goodman, Esq.

  David H. Cooper, Esq.

  Goldberg & Simpson, P.S.C.

  101 South Fifth Street

  3000 National City Tower

  Louisville, Kentucky 40202

  Fax: (502) 581-1344

(b)    Effective Date of Notices.

All such notices, demands, requests, offers, counteroffers or other communications shall be effective upon being personally delivered and properly receipted, two (2) days after being properly addressed and deposited in the United States mail or with a reputable express delivery service or upon being transmitted by fax and properly receipted, as set forth above. However, the time period in which a response to any such notice, request, demand, counteroffer or other communication must be given shall commence to run from the date of receipt of personal delivery, the date on the return receipt or express delivery receipt, or the date of confirmation of receipt of the fax, as the case may be, of the notice, request, demand, counteroffer or other communication by the addressee thereof; provided, however, that if any party rejects delivery of any such notice, request, demand, counteroffer or other communication properly sent by mail or express delivery service, or fails or neglects, without reasonable cause, to accept delivery after two (2) attempts to so deliver by postal or express delivery authorities, as the case may be, the time period for a response shall commence two (2) days following the proper mailing or depositing with the express delivery service, as the case may be, of such notice, request, demand, counteroffer or other communication.

5.7    Execution in Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

5.8    Captions.

Section titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

5.9    Governing Law.

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Tennessee, without giving effect to any conflict of law, rule or principle that might require the application of the laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

COMPANY: SPORTING MAGIC, INC.

By:	/S/ DANNY F. COOKE
Danny F. Cooke, Chairman

EXECUTIVE:

By:	/S/ SEAN GARBER
Sean Garber